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Exhibit 23 (a)

Consent of Independent Auditors

        We consent to the reference to our firm as experts in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-81913) and related Prospectus of Washington Real Estate Investment Trust for the registration of its common shares, preferred shares, common share warrants and debt securities and to the incorporation by reference therein of our report dated February 19, 2003, with respect to the consolidated financial statements and schedule of Washington Real Estate Investment Trust and Subsidiaries included in its Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

                          /s/ Ernst & Young LLP

McLean, Virginia
March 11, 2003

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  Exhibit 23 (a)
Consent of Independent Auditors